UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported):   June 5, 2012

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 – 3rd Avenue South, Minneapolis, Minnesota		55402
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (612) 851-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of the Company approved an amended and restated Key Employee Annual Bonus Plan (the “Bonus Plan”), effective for fiscal years ending after 2012. The Bonus Plan currently provides selected key employees, including executive officers, with the following types of incentive compensation opportunities for each fiscal year for which the participant is selected: (1) a cash incentive bonus, (2) a restricted stock award, (3) a restricted stock unit award (“RSU”), and (4) a non-statutory stock option. All such equity awards are granted under The Valspar Corporation 2009 Omnibus Equity Plan, as amended.

Changes in Bonus Plan. The Committee made the following changes in the Bonus Plan. First, the Bonus Plan was amended to change the basis on which the amount of the RSU is calculated, the timing of the RSU award and its vesting period. Commencing with fiscal 2013, the number of RSUs covered by the award will be calculated so that the fair value of the RSU award as determined by the Committee will be equal to 25% of a target long-term incentive value (the “LTI Target Value”) for that participant for the fiscal year, divided by the value of a share of common stock. The RSU award will be granted in October prior to the beginning of the fiscal year, with an effective date in January of the following year and subject to four-year vesting. Prior to the amendment, the RSU has been awarded after the end of the fiscal year, with the amount of the award based on performance during the fiscal year, with the aggregate target amount of the RSU award equal to 25% of the LTI Target Value. These RSUs have been subject to three-year vesting after the date of the award.

Second, the Committee has determined that, commencing with fiscal 2013, the maximum payout for the restricted stock grant under the Bonus Plan will be 200% of the target amount, compared to a maximum of 125% of target for awards through fiscal 2012.

Description of Amended and Restated Key Employee Annual Bonus Plan. The following is a summary of the provisions of the Bonus Plan, as amended, for awards to executive officers commencing with fiscal 2013.

Under the Bonus Plan, each participant is eligible for an annual cash bonus based on performance. The target amount for the cash bonus component is calculated as a percentage of the participant’s base salary earned in the fiscal year. The earned bonus amount will be a percentage of the target amount, to be determined based on performance of the participant and/or the Company for the fiscal year.

The aggregate target amount of the award of restricted stock will be equal to 25% of the LTI Target Value established by the Committee for the participant for that fiscal year. The actual aggregate amount of the award of restricted stock will range from zero to 200% of the target level, depending on performance during the fiscal year against the performance goals set by the Committee in the first quarter of the fiscal year. This component will be paid with restricted stock in the first quarter of the following fiscal year unless the Committee elects before the beginning of the fiscal year to grant some or all of that component in RSUs or a combination of restricted stock and RSUs, or as otherwise permitted under the Bonus Plan. The restricted stock awards vest on the third anniversary of the award date, or earlier upon death, disability, retirement or change in control and includes dividends paid quarterly during the restriction period.

The amount of the RSU award will be calculated so that the fair value of the RSU award as determined by the Committee will be equal to 25% of the LTI Target Value for that participant for the fiscal year, divided by the value of a share of common stock. The RSU award will be granted in October prior to the beginning of the fiscal year, with an effective date in January of the following year and subject to four-year vesting. The RSUs represent the right to receive future cash payments equal to the fair market value of the equivalent number of shares of Common Stock on the vesting date. The RSU awards include dividend equivalents, which will accumulate over the vesting period and will be paid in cash at the same time as the RSU cash payment. The RSU awards are subject to early vesting upon death, disability, retirement or change in control.

The number of shares subject to the stock option granted to each participant is calculated so that the fair value of the stock option is equal to 50% of the LTI Target Value. The stock option is granted in October prior to the beginning of the fiscal year. Each stock option has a term of ten years and vests in equal installments over three years, subject to early vesting upon death, disability, retirement or change in control.

The descriptions of the amended Bonus Plan set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the Bonus Plan, as amended, attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	The Valspar Corporation Key Employee Annual Bonus Plan, as amended and restated on June 5, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Dated: June 11, 2012	/s/ Rolf Engh
	Name:	Rolf Engh
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	The Valspar Corporation Key Employee Annual Bonus Plan, as amended and restated on June 5, 2012.